As filed with the Securities and Exchange Commission on December 7, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADOBE SYSTEMS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	77-0019522
(State of Incorporation)	(I.R.S. Employer Identification No.)

345 Park Avenue

San Jose, California 95110-2704

(Address of principal executive offices)

2005 Equity Incentive Assumption Plan

Allaire Corporation 1997 Stock Incentive Plan

Allaire Corporation 1998 Stock Incentive Plan

Allaire Corporation 2000 Stock Incentive Plan
Andromedia, Inc. 1996 Stock Option Plan

Andromedia, Inc. 1997 Stock Option Plan
Andromedia, Inc. 1999 Stock Plan
ESI Software, Inc. 1996 Equity Incentive Plan
eHelp Corporation 1999 Equity Incentive Plan

Blue Sky Software Corporation 1996 Stock Option Plan
Bright Tiger Technologies, Inc. 1996 Stock Option Plan
Live Software, Inc. 1999 Stock Option/Stock Issuance Plan

Macromedia, Inc. 1999 Stock Option Plan
Macromedia, Inc. 1993 Directors Stock Option Plan
Macromedia, Inc. 1992 Equity Incentive Plan
Macromedia, Inc. 2002 Equity Incentive Plan

Middlesoft, Inc. 1999 Stock Option Plan

Special Option Grants to Certain Individuals Pursuant to Written Option Agreements

(Full title of the plans)

Murray J. Demo

Executive Vice President and Chief Financial Officer

Adobe Systems Incorporated

345 Park Avenue

San Jose, California  95110

(408) 536-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart Fagin, Esq.

Adobe Systems Incorporated

345 Park Avenue

San Jose, California  95110

(408) 536-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)		Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock (par value $.0001 per share), and the associated preferred stock purchase rights	15,828,811 shares	(2)	$4.81 – $68.43	$277,094,130.79	$29,649.07
Registration Fee Offset (4)					$28,512.77
Total					$1,136.30

(1)                                  Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.  The preferred stock purchase rights, which are attached to the shares of the Registrant’s Common Stock being registered hereunder, will be issued for no additional consideration.  Accordingly, no additional registration fee is required.

(2)                                  Represents Registrant’s shares issuable under stock options (i) granted under the Macromedia, Inc. plans listed below, as amended, and assumed by the Registrant on December 3, 2005 pursuant to an Agreement and Plan of Merger and Reorganization among the Registrant, Avner Acquisition Sub, Inc., a wholly owned subsidiary of the Registrant, and Macromedia, Inc. and (ii) to be granted pursuant to the Registrant’s 2005 Equity Incentive Assumption Plan.

(3)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon (a) the weighted average exercise price for outstanding options granted pursuant to the plans and schemes of Macromedia, Inc. assumed by the Registrant and (b) under Rule 457(c) under the Securities Act of 1933, as amended, the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on December 2, 2005, for the Registrant’s 2005 Equity Incentive Assumption Plan.

(4)                                  Pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee is offset by registration fees previously paid by Macromedia, Inc., which is now a wholly-owned subsidiary of the Registrant, with respect to unsold shares of Common Stock registered under the following registration statements on Form S-8, which Macromedia, Inc. will deregister by post-effective amendment:

Date Registration Statement Filed	Registration Statement	Plan Under Which Shares Registered	Total Shares Originally Registered	Number of Shares Carried Over (A)	Maximum Offering Price per Share Paid on Shares Carried Over	Proposed Maximum Aggregate Offering Price for Shares Carried Over	Amount of Registration Fee Paid for Shares Carried Over
08/10/05	333-127392	Macromedia, Inc. 2002 Equity Incentive Plan	1,500,000	1,500,000	$36.56	$54,840,000.00	$6,454.67
11/23/04	333-120712	Macromedia, Inc. 2002 Equity Incentive Plan	1,500,000	1,500,000	$27.58	$41,370,000.00	$4,869.25
12/29/03	333-111597	Blue Sky Software Corporation 1996 Stock Option Plan	87,654	1,424	$7.70	$10,964.80	$0.89
12/29/03	333-111597	eHelp Corporation 1999 Equity Incentive Plan	263,870	6,347	$10.58	$67,151.26	$5.43
08/21/02	333-98495	Macromedia, Inc. 2002 Equity Incentive Plan	1,935,000	1,232,828	$6.13	$7,557,235.64	$695.27
08/20/01	333-67960	Macromedia, Inc. 1992 Equity Incentive Plan	2,180,000	2,146,953	$14.87	$31,925,191.11	$7,981.30
08/20/01	333-67960	Macromedia, Inc. 1993 Directors Stock Option Plan	131,943	91,875	$14.87	$1,366,181.25	$341.55
03/27/01	333-57708	Allaire Corporation 1997 Stock Incentive Plan	386,775	99,874	$9.83	$981,761.42	$245.44
03/27/01	333-57708	Allaire Corporation 1998 Stock Incentive Plan	2,245,919	1,162,631	$19.39	$22,543,415.09	$5,635.85
03/27/01	333-57708	Allaire Corporation 2000 Stock Incentive Plan	1,344,671	462,797	$19.68	$9,107,844.96	$2,276.96
03/27/01	333-57708	Live Software, Inc. 1999 Stock Option/Stock Issuance Plan	8,021	2,605	$7.54	$19,641.70	$4.91
03/27/01	333-57708	Bright Tiger Technologies, Inc. 1996 Stock Option Plan	1,133	332	$15.09	$5,009.88	$1.25
Total							$28,512.77

2

(A)  Set forth for purposes of calculating the registration fee offset only.  Does not give effect to the conversion ratio of shares of Common Stock of Macromedia, Inc. to shares of Common Stock of the Registrant.

The chart below details the calculation of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares reserved for future grant under the 2005 Equity Incentive Assumption Plan	684,505	$34.75	(3)(b)	$23,786,548.75
Shares issuable pursuant to outstanding options under the Allaire Corporation 1997 Stock Incentive Plan	137,814	$11.68	(3)(a)	$1,609,667.52
Shares issuable pursuant to outstanding options under the Allaire Corporation 1998 Stock Incentive Plan	1,604,211	$12.97	(3)(a)	$20,806,616.67
Shares issuable pursuant to outstanding options under the Allaire Corporation 2000 Stock Incentive Plan	638,546	$13.04	(3)(a)	$8,326,639.84
Shares issuable pursuant to outstanding options under the Andromedia, Inc. 1996 Stock Option Plan	17,021	$15.38	(3)(a)	$261,782.98
Shares issuable pursuant to outstanding options under the Andromedia, Inc. 1997 Stock Option Plan	4,785	$12.84	(3)(a)	$61,439.40
Shares issuable pursuant to outstanding options under the Andromedia, Inc. 1999 Stock Plan	186,279	$12.12	(3)(a)	$2,257,701.48
Shares issuable pursuant to outstanding options under the ESI Software, Inc. 1996 Equity Incentive Plan	198	$4.81	(3)(a)	$952.38
Shares issuable pursuant to outstanding options under the eHelp Corporation 1999 Equity Incentive Plan	8,744	$8.09	(3)(a)	$70,738.96
Shares issuable pursuant to outstanding options under the Blue Sky Software Corporation 1996 Stock Option Plan	1,963	$9.44	(3)(a)	$18,530.72
Shares issuable pursuant to outstanding options under the Bright Tiger Technologies, Inc. 1996 Stock Option Plan	457	$11.98	(3)(a)	$5,474.86
Shares issuable pursuant to outstanding options under the Live Software, Inc. 1999 Stock Option/Stock Issuance Plan	3,594	$13.29	(3)(a)	$47,764.26
Shares issuable pursuant to outstanding options under the Macromedia, Inc. 1999 Stock Option Plan	2,617,335	$12.77	(3)(a)	$33,423,367.95
Shares issuable pursuant to outstanding options under the Macromedia, Inc. 1993 Directors Stock Option Plan	126,787	$16.09	(3)(a)	$2,040,002.83
Shares issuable pursuant to outstanding options under the Macromedia, Inc. 1992 Equity Incentive Plan	2,962,726	$13.56	(3)(a)	$40,174,564.56
Shares issuable pursuant to outstanding options under the Macromedia, Inc. 2002 Equity Incentive Plan	5,587,519	$22.08	(3)(a)	$123,372,419.52
Shares issuable pursuant to outstanding options under the Middlesoft, Inc. 1999 Stock Option Plan	1,277	$68.43	(3)(a)	$87,385.11
Shares issuable pursuant to Special Option Grants to Certain Individuals Pursuant to Written Option Agreements	1,245,050	$16.66	(3)(a)	$20,742,533.00
Proposed Maximum Aggregate Offering Price				$277,094,130.79
Registration Fee				$29,649.07

Registration Fee Offset				$28,512.77
Total Fee Required				$1,136.30

3

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 3, 2004, filed on February 2, 2005.

(b)                                  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 4, 2005, filed on April 12, 2005

(c)                                  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 3, 2005, filed on July 7, 2005.

(d)                                  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 2, 2005, filed on October 5, 2005.

(e)                                  The Registrant’s Current Reports on Form 8-K filed with the SEC on January 13, 2005, January 18, 2005, February 16, 2005, March 25, 2005, April 18, 2005, August 25, 2005, September 1, 2005, September 23, 2005, October 5, 2005, October 14, 2005 and December 7, 2005.

(f)                                    The description of the Registrant’s Common Stock and Preferred Stock Purchase Rights contained in Registration Statements on Form 8-A filed on November 19, 1986 and July 24, 1990 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4.           DESCRIPTION OF SECURITIES

Not applicable.

Item 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “Delaware Code”) authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.  The Registrant’s Bylaws provide for indemnification of its directors and executive officers to the fullest extent not prohibited by the Delaware Code.  The Registrant’s Restated Certificate of Incorporation provides that a director will not be personally liable to the corporation or its stockholders for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware Code.  The Registrant also maintains directors’ and officers’ insurance against liabilities under the Securities Act of 1933 for its directors and principal executive officers.  In addition, each officer and director is a party to a written agreement which states that the Registrant agrees to hold each of them harmless against any and all judgments, fines, settlements and expenses related to claims against such person by reason of the fact that the person is or was a director, officer, employee or other agent of the Registrant, and otherwise to the fullest extent authorized or permitted by the Registrant’s Bylaws and under the non-exclusivity provisions of the Delaware Code.

Item 7.           EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.           EXHIBITS

		Incorporated by Reference*
Exhibit Number	Description	Form	Date of Report	Exhibit No.	Filed Herewith

4.1	Restated Certificate of Incorporation of Adobe Systems Incorporated.	10-Q	07/16/01	3.6

4.2	Certificate of Correction of Restated Certificate of Incorporation of Adobe Systems Incorporated.	10-Q	04/11/03	3.6.1

4.3	Adobe Systems Incorporated Amended and Restated Bylaws.	8-K	09/23/05	3.1

4.4	Fourth Amended and Restated Rights Agreement, dated as of July 1, 2000, between Adobe Systems Incorporated and Computershare Investor Services, LLC.	8-K	07/03/00	1

4.5	Amendment No. 1, dated as of May 22, 2003, to the Fourth Amended and Restated Rights Agreement, dated as of July 1, 2000, between Adobe Systems Incorporated and Computershare Investor Services, LLC.	8-A/A	05/23/03	7

5.1	Opinion of Stuart Fagin, Esq., Assistant General Counsel.				X

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.				X

23.2	Consent of Stuart Fagin, Esq., contained within Exhibit 5.1.				X

24.1	Power of Attorney is contained on the signature page.				X

99.1	2005 Equity Incentive Assumption Plan.	8-K	12/07/05	10.2

99.2	Form of Stock Option Agreement pursuant to the 2005 Equity Incentive Assumption Plan.	8-K	12/07/05	10.3

99.3	Allaire Corporation 1997 Stock Incentive Plan.	S-8	03/27/01	4.06

99.4	Allaire Corporation 1998 Stock Incentive Plan.	S-8	03/27/01	4.07

99.5	Allaire Corporation 2000 Stock Incentive Plan.	S-8	03/27/01	4.08

99.6	Andromedia, Inc. 1996 Stock Option Plan.	S-8	12/07/99	4.07

99.7	Andromedia, Inc. 1997 Stock Option Plan.	S-8	12/07/99	4.08

99.8	Andromedia, Inc. 1999 Stock Plan.	S-8	12/07/99	4.09

99.9	ESI Software, Inc. 1996 Equity Incentive Plan.	S-8	10/18/99	4.08

99.10	eHelp Corporation 1999 Equity Incentive Plan.	S-8	12/29/03	4.08

99.11	Blue Sky Software Corporation 1996 Stock Option Plan.	S-8	12/29/03	4.07

99.12	Bright Tiger Technologies, Inc. 1996 Stock Option Plan.	S-8	03/27/01	4.11

99.13	Live Software, Inc. 1999 Stock Option/Stock Issuance Plan.	S-8	03/27/01	4.10

99.14	Macromedia, Inc. 1999 Stock Option Plan.	S-8	08/17/00	4.07

99.15	Macromedia, Inc. 1993 Directors Stock Option Plan.	10-Q	08/03/01	10.02

99.16	Macromedia, Inc. 1992 Equity Incentive Plan.	10-Q	08/03/01	10.01

99.17	Macromedia, Inc. 2002 Equity Incentive Plan.	S-8	08/10/05	4.08

99.18	Form of Macromedia, Inc. Stock Option Agreement.	S-8	08/10/05	4.09

99.19	Middlesoft, Inc. 1999 Stock Option Plan.	S-8	08/17/00	4.09

99.20	Form of Macromedia, Inc. Revised Non-Plan Stock Option Agreement.	S-8	11/23/04	4.10

* References for Exhibits 99.3 through 99.20 are to filings made by Macromedia, Inc.

Item 9.           UNDERTAKINGS

1.                                      The undersigned registrant hereby undertakes:

(a)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 7, 2005.

ADOBE SYSTEMS INCORPORATED

By:	/s/ MURRAY J. DEMO
Murray J. Demo
Executive Vice President and Chief Financial
Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce R. Chizen and Murray J. Demo, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/	JOHN E. WARNOCK	Chairman of the Board of Directors	December 7, 2005
John E. Warnock

/s/	CHARLES M. GESCHKE	Chairman of the Board of Directors	December 7, 2005
Charles M. Geschke

/s/	BRUCE R. CHIZEN	Director and Chief Executive	December 7, 2005
	Bruce R. Chizen	Officer
(Principal Executive Officer)
/s/	EDWARD W. BARNHOLT	Director	December 7, 2005
Edward W. Barnholt

/s/	ROBERT K. BURGESS	Director	December 7, 2005
Robert K. Burgess

/s/	CAROL MILLS	Director	December 7, 2005
Carol Mills

/s/	MICHAEL R. CANNON	Director	December 7, 2005
Michael R. Cannon

/s/	JAMES E. DALEY	Director	December 7, 2005
James E. Daley

/s/	COLLEEN M. POULIOT	Director	December 7, 2005
Colleen M. Pouliot

/s/	ROBERT SEDGEWICK	Director	December 7, 2005
Robert Sedgewick

/s/	DELBERT W. YOCAM	Director	December 7, 2005
Delbert W. Yocam

/s/	MURRAY J. DEMO	Executive Vice President and Chief Financial Officer	December 7, 2005
	Murray J. Demo	(Principal Financial and Accounting Officer)

EXHIBIT INDEX

			Incorporated by Reference*
Exhibit Number		Description	Form	Date of Report	Exhibit No.	Filed Herewith

4.1		Restated Certificate of Incorporation of Adobe Systems Incorporated.	10-Q	07/16/01	3.6

4.2		Certificate of Correction of Restated Certificate of Incorporation of Adobe Systems Incorporated.	10-Q	04/11/03	3.6.1

4.3		Adobe Systems Incorporated Amended and Restated Bylaws.	8-K	09/23/05	3.1

4.4		Fourth Amended and Restated Rights Agreement, dated as of July 1, 2000, between Adobe Systems Incorporated and Computershare Investor Services, LLC.	8-K	07/03/00	1

4.5		Amendment No. 1, dated as of May 22, 2003, to the Fourth Amended and Restated Rights Agreement, dated as of July 1, 2000, between Adobe Systems Incorporated and Computershare Investor Services, LLC.	8-A/A	05/23/03	7

5.1		Opinion of Stuart Fagin, Esq., Assistant General Counsel.				X

23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.				X

23.2		Consent of Stuart Fagin, Esq., contained within Exhibit 5.1.				X

24.1		Power of Attorney is contained on the signature page.				X

99.1		2005 Equity Incentive Assumption Plan.	8-K	12/07/05	10.2

99.2		Form of Stock Option Agreement pursuant to the 2005 Equity Incentive Assumption Plan.	8-K	12/07/05	10.3

99.3		Allaire Corporation 1997 Stock Incentive Plan.	S-8	03/27/01	4.06

99.4		Allaire Corporation 1998 Stock Incentive Plan.	S-8	03/27/01	4.07

99.5		Allaire Corporation 2000 Stock Incentive Plan.	S-8	03/27/01	4.08

99.6		Andromedia, Inc. 1996 Stock Option Plan.	S-8	12/07/99	4.07

99.7		Andromedia, Inc. 1997 Stock Option Plan.	S-8	12/07/99	4.08

99.8		Andromedia, Inc. 1999 Stock Plan.	S-8	12/07/99	4.09

99.9		ESI Software, Inc. 1996 Equity Incentive Plan.	S-8	10/18/99	4.08

99.1	0	eHelp Corporation 1999 Equity Incentive Plan.	S-8	12/29/03	4.08

99.11	Blue Sky Software Corporation 1996 Stock Option Plan.	S-8	12/29/03	4.07

99.12	Bright Tiger Technologies, Inc. 1996 Stock Option Plan.	S-8	03/27/01	4.11

99.13	Live Software, Inc. 1999 Stock Option/Stock Issuance Plan.	S-8	03/27/01	4.10

99.14	Macromedia, Inc. 1999 Stock Option Plan.	S-8	08/17/00	4.07

99.15	Macromedia, Inc. 1993 Directors Stock Option Plan.	10-Q	08/03/01	10.02

99.16	Macromedia, Inc. 1992 Equity Incentive Plan.	10-Q	08/03/01	10.01

99.17	Macromedia, Inc. 2002 Equity Incentive Plan.	S-8	08/10/05	4.08

99.18	Form of Macromedia, Inc. Stock Option Agreement.	S-8	08/10/05	4.09

99.19	Middlesoft, Inc. 1999 Stock Option Plan.	S-8	08/17/00	4.09

99.20	Form of Macromedia, Inc. Revised Non-Plan Stock Option Agreement.	S-8	11/23/04	4.10

*  References for Exhibits 99.3 through 99.20 are to filings made by Macromedia, Inc.